                                                                  Exhibit 99(a)

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)

               Financial Statements and Supplemental Schedule to
                            Accompany 2001 Form 5500
                     Annual Report of Employee Benefit Plan
                              Under ERISA of 1974
                 For the Years Ended December 31, 2001 and 2000

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)


            INDEX OF FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

                                                                                                       PAGE(S)
                                                                                                       ------
Report of Independent Accountants                                                                           2

Statements of Net Assets Available for Benefits
December 31, 2001 and 2000                                                                                  3

Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2001 and 2000                                                              4

Notes to Financial Statements                                                                            5-11

Supplemental schedule *:

   Schedule of Assets (Held at End of Year)
   December 31, 2001                                                                                    12-14

* Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator of OneBeacon Insurance Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon Insurance Savings Plan (the "Plan") (formerly CGU Savings
Plan) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) at December 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As further described in Note H, participant balances from the Plan were transferred into the CGNU Service Corporation 401(k) Plan on June 1, 2001.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 25, 2002

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)

                Statements of Net Assets Available for Benefits
                           December 31, 2001 and 2000

                                                      2001             2000
                                                      ----             ----
ASSETS
   Investments at fair value (Notes B,C,D,E)        $422,169,931   $429,326,812
   Loans to Participants at fair value (Note A)       10,429,873     12,034,215
                                                    ------------   ------------
                                                     432,599,804    441,361,027
   Contributions Receivable                               84,179           --
                                                    ------------   ------------
         Net assets available for benefits          $432,683,983   $441,361,027
                                                    ============   ============


  The accompanying notes are an integral part of these financial statements.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)


               Statements of Changes in Net Assets Available for
            Benefits For the years ended December 31, 2001 and 2000

ADDITIONS                                                                        2001              2000
---------                                                                        ----              ----
   Investment income:
     Interest and dividend income (Notes C and D)                            $  11,918,358    $  20,166,957
     Interest income, participant loans (Note A)                                   952,791        1,045,267
     Net appreciation/(depreciation) in fair value of investments (Note D)     (15,724,301)     (12,494,532)
                                                                             -------------    -------------
                                                                                (2,853,152)       8,717,692
                                                                             -------------    -------------

   Contributions:
     Employer                                                                   13,780,347        9,804,609
     Participant                                                                22,074,918       22,837,158
                                                                             -------------    -------------
                                                                                35,855,265       32,641,767
                                                                             -------------    -------------

   Transfers In - rollovers                                                      2,452,279        4,286,428
                                                                             -------------    -------------
    Other increases                                                                 23,275           33,063
                                                                             -------------    -------------
                            Total additions                                     35,477,667       45,678,950
                                                                             -------------    -------------

DEDUCTIONS
----------
   Benefits paid to participants                                                37,471,405       55,314,056
   Miscellaneous                                                                    23,164           30,686
                                                                             -------------    -------------
                            Total deductions                                    37,494,569       55,344,742
                                                                             -------------    -------------

Net decrease excluding transfer out                                             (2,016,902)      (9,665,792)

Transfer out - plan spin off (Note H)                                           (6,660,142)            --
                                                                             -------------    -------------

Net decrease                                                                    (8,677,044)      (9,665,792)

Net assets available for benefits:
   Beginning of year                                                           441,361,027      451,026,819
                                                                             -------------    -------------
   End of year                                                               $ 432,683,983    $ 441,361,027
                                                                             =============    =============

   The accompanying notes are an integral part of these financial statements.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)

                         Notes to Financial Statements

A.     DESCRIPTION OF THE PLAN

The following description of the OneBeacon Insurance Savings Plan ("Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

GENERAL

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the "Company"). It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

On June 1, 2001 the Company was sold to White Mountains Insurance Group, Ltd. and the Plan was amended to change the name of the Plan from CGU Savings Plan to OneBeacon Insurance Savings Plan.

ELIGIBILITY

Effective August 2001, employees who complete sixty days of continuous service are eligible to participate in the Plan. Prior to August 2001, employees must have completed ninety days of continuous service to be eligible. Currently, eligible employees are automatically enrolled in the Plan at a 2 percent contribution rate, unless waived by the employee.

CONTRIBUTIONS

During 2001 and 2000, the maximum participants may contribute each year was 18 percent of annual compensation on a pre-tax and/or an after-tax basis, as defined in the Plan. Participants direct their contributions into various investment options offered by the Plan. The Company contributes on behalf of the participant 100 percent of the first 2 percent and 50 percent of the next 4 percent of base compensation that a participant contributes to the Plan. Effective January 1, 2002, fifty percent of the Company matching contribution will be invested in the White Mountains Stock Fund and all remaining contributions will be invested in the employee directed investment options. Contributions are subject to certain limitations.

Employees who were employed on or before the sale completion date of June 1, 2001 and who remained as active employees as of December 31, 2001 were provided with the equivalent of two common shares of White Mountains Insurance Group, Ltd., which were directed into the White Mountains Stock Fund within the employee's plan account on December 31, 2001. Employees who were not participating in the Plan had an account opened for them for this grant. Contributions into the White Mountain Stock Fund can be immediately directed by the participant into another investment option.

Employees hired after December 31, 2001 will be provided with the equivalent of two common shares of White Mountains Insurance Group, Ltd. on the first day of the second month of the quarter following one year of service with the Company.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)

                   Notes to Financial Statements (continued)

PARTICIPANT ACCOUNTS

Each participant's account is credited with the participant's contribution and allocations of (A) the Company's contribution and (B) Plan earnings, net of an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company's contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service.

FORFEITURES

Forfeitures are used to reduce future Company contributions. The balances as of December 31, 2001 and 2000, in the forfeiture account were $903 and $3,489, respectively. During 2001 and 2000, $224,108 and $370,000, respectively, of forfeited funds were used to offset employer contributions.

PARTICIPANT LOANS

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime rate (4.75 and 9.50 at December 31, 2001 and December 31, 2000, respectively) plus 1 percent as of the beginning of the month in which the loan was made.

PAYMENT OF BENEFITS

On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a period of time. For termination of service for other reasons, a participant may only receive the value of the vested interest in his or her account as a lump-sum distribution.

EXPENSES

The Company pays all administrative expenses relating to the Plan except for certain fund level expenses that are offset against investment income prior to allocation to participant accounts.

PLAN TERMINATION

While the Company has not expressed any intent to discontinue their contributions or terminate the Plan, they are free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant's balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)

B.     INVESTMENT OPTIONS

During the plan years ended December 31, 2001 and 2000, participants were able to allocate their contributions among the following investment options:

       OneBeacon Equity Fund: Seeks long-term growth of capital and some dividend growth.

       OneBeacon Fixed Income Fund: Seeks growth of income.

       OneBeacon Fully Managed Fund: Seeks long-term growth of capital and income.

       Stein Roe Disciplined Stock Fund: Seeks capital appreciation. The fund invests primarily in common stocks, and favors securities of companies expected to benefit from special factors or trends. Effective February 2001, this fund was merged into the Liberty Select Value Fund.

       Liberty Select Value Fund, Class Z: Seeks long-term growth by investing primarily in middle capitalization stocks.

       Vanguard 500 Index Fund: Seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance.

       Vanguard Asset Allocation Fund: Seeks to provide long-term growth of capital and income by investing in common stocks, long-term U.S. Treasury bonds, and money market instruments. The mix of assets changes from time to time, depending on which mix appears to offer the best combination of expected returns and risk.

       Vanguard Extended Market Index Fund: Seeks to provide long-term growth of capital by attempting to match the performance of the Wilshire 4500 Equity Index, an unmanaged index made up mostly of mid- and small-capitalization companies.

       Vanguard High-Yield Corporate Fund: Seeks to provide a high level of interest income by investing in high-yield corporate bonds, or `junk` bonds. These bonds pay higher interest rates because they are considered to carry greater risk of default than bonds with higher credit ratings.

       Vanguard International Growth Fund: Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries.

       Vanguard Long-Term Corporate Fund: Seeks to provide a high and sustainable level of interest income by investing primarily in a diversified group of long-term bonds issued by corporations with strong credit ratings.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)


       Vanguard Morgan Growth Fund: Seeks long-term capital growth by investing primarily in stocks of large and midsize companies across many industry sectors. This fund's advisers use both fundamental and quantitative techniques to choose stocks that demonstrate the potential for faster-than-average revenue and/or earnings growth.

       Vanguard Prime Money Market Fund: Seeks to provide income and a stable share price of $1 by investing in short-term, high-quality money market instruments issued by financial institutions, nonfinancial corporations, the U.S. government, and federal agencies.

       Vanguard Short-Term Corporate Fund: Seeks to provide income while maintaining a high degree of stability of principal by investing in short-term bonds, including high-quality corporate and U.S. Treasury securities.

       Vanguard Small-Cap Index Fund: Seeks to provide long-term growth of capital by investing in a sample of stocks in the Russell 2000 Index, an unmanaged index of smaller companies.

       Vanguard Total International Stock Index Funds: Seeks to provide long-term growth of capital by investing in three other Vanguard mutual funds: the European Stock Index Fund, Pacific Stock Index Fund, and Emerging Markets Stock Index Fund. This gives the Total International Stock Index Funds exposure to stocks from more than 30 countries.

       Vanguard U.S. Growth Fund: Seeks long-term capital growth by investing primarily in the stocks of seasoned U.S. companies with records of superior growth. This portfolio's adviser emphasizes companies with strong positions in their markets and reasonable financial strength.

       Vanguard Wellington Fund: Seeks to provide income and long-term growth of capital without undue risk to capital by investing about 65% of its assets in stocks and the remaining 35% in bonds.

       Vanguard Windsor Fund: Seeks to provide long-term growth of capital and income by investing in stocks believed to be undervalued by the market. It focuses on stocks selling at prices that seem low in relation to such factors as past earnings, potential growth, and dividend payments.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)


       Vanguard Windsor II Fund: Seeks to provide long-term growth of capital and income from dividends by investing in a diversified group of out-of-favor stocks of large-capitalization companies. The stocks generally sell at prices below the overall market average compared to their dividend income and future return potential.

       White Mountains Stock Fund: Invests primarily in common shares of White Mountains Insurance Group, Ltd. In addition, a small amount of cash is invested in the Vanguard Prime Money Market Fund to facilitate and simplify the process of daily account transactions.

C.     SUMMARY OF ACCOUNTING POLICIES

The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan's financial statements:

BASIS OF ACCOUNTING

The financial statements of the Plan are prepared under the accrual method of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

INVESTMENT VALUATION AND INCOME RECOGNITION

The Plan's investments are stated at fair value, except for its investment contract(s), which are valued at contract value which approximates fair value (Note E). Shares of White Mountains common stock and registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value. Shares in common/collective trust funds are valued at the net asset value of the Plan's shares held, as determined by the Custodian. Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

BENEFIT PAYMENTS

Benefits are recorded when paid.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)


RISKS AND UNCERTAINTIES

The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, money market funds, and other investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.


D.     INVESTMENTS

The following presents the fair value of investments that represent 5 percent or more of the Plan's net assets.

                                                                                As of December 31,
                                                                      ----------------------------------
                                                                            2001                  2000
                                                                      ----------------------------------
Investments, at fair value
  Vanguard 500 Index Fund                                             $ 39,020,128          $ 44,078,509
  Vanguard Wellington Fund                                              26,289,934            24,507,402
  Vanguard Windsor Fund                                                 44,960,459            42,062,437

During 2001 and 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

                                                                            Years Ended December 31,
                                                                      ----------------------------------
                                                                            2001                  2000
                                                                      ----------------------------------
Net appreciation/(depreciation) in fair value of
investments, by type
  Common Stock                                                        $ (4,618,575)         $ (3,325,445)
  White Mountains Stock                                                     (2,134)                   --
  Corporate Bonds                                                          609,930               175,300
  US Government Bonds                                                       64,512                 3,200
  Registered Investment Companies                                      (11,778,034)           (9,347,587)
                                                                      -------------         ------------
  Net appreciation/(depreciation) in fair value of
  investments                                                         $(15,724,301)         $(12,494,532)
                                                                      ============          ============

E.     INVESTMENT CONTRACTS (ONEBEACON INSURANCE STABLE VALUE FUND)

The Plan has entered into benefit-responsive investment contracts with AIG Life, Allstate Life Insurance, Bayerische Landesbank, CDC Capital, GE Life and Annuity Insurance, John Hancock Mutual, JP Morgan Chase Bank, Life of Virginia, Metropolitan Life Insurance,

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)


Morgan Guaranty, New York Life Insurance, Rabobank, State Street Bank, and Vanguard Prime Money Market Fund. These institutions maintain the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value as reported to the Plan by these institutions. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The average yields during the years ended December 31, 2001 and 2000 were 5.73 percent and 6.24 percent, respectively. The crediting interest rates ranged from 4.67 to 7.64 percent and
5.37 to 7.64 percent at December 31, 2001 and 2000, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than 0 percent. Such interest rates on synthetic contracts are reviewed on a quarterly basis for resetting.

F.     RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for only those investments as defined by the Plan. The Plan also has investments, which are managed by OneBeacon Asset Management, an affiliate of the Company. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Participants' loans also constitute party-in-interest transactions.

The Plan invests in the White Mountains Stock Fund (the "Fund") which is comprised of common shares of White Mountains Insurance Group, Ltd. (the Parent Company) and small amounts of cash invested in the Vanguard Prime Money Market Fund. The share values of the Fund are recorded and maintained by VFTC, Trustee of the Plan. During the year ended December 31, 2001, the Plan purchased shares in the Fund in the amount of $4,871,180, sold shares in the Fund of $145,861, and had net depreciation in the Fund of $(2,134). The total value of the Plan's investment in the Fund was $4,723,185 at December 31, 2001.

G.     TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated January 16, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). Management believes the Plan is designed and operates in accordance with the IRC, therefore, no provision for income taxes is required.

H.     PLAN SPIN OFF

In connection with the sale of the Company on June 1, 2001, an affiliated group with participants in the Plan, CGU Life Insurance Company, was divested and the assets and obligations in the amount of $6,660,142 associated with these participants were transferred out to a newly created qualified plan, CGNU Service Corporation 401(k) Plan.

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)

                    SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                    (Form 5500, Schedule H, Part IV Line 4i)

     IDENTITY OF ISSUE                                  SECURITY DESCRIPTION                             CURRENT VALUE
     -----------------                                  --------------------                             -------------
COMMON STOCK
     BANK ONE CORP                                      71,400                                            $ 2,788,170
   * BERKSHIRE HATHAWAY INC DEL CLASS B                 500                                                 1,262,500
     BRISTOL MYERS SQUIBB CO                            40,900                                              2,085,900
     DOW CHEM CO                                        70,500                                              2,381,490
     ELECTRONIC DATA SYS CORP NEW                       23,700                                              1,624,635
     FAIRMONT HOTELS & RESORTS INC                      100,000                                             2,390,000
     GILLETTE CO                                        84,200                                              2,812,280
     HARTFORD FINL SVCS GROUP INC                       43,000                                              2,701,690
     INTERPUBLIC GROUP COS INC                          85,500                                              2,525,670
     JP MORGAN CHASE & CO                               30,000                                              1,090,500
     LUCENT TECHNOLOGIES INC                            358,500                                             2,254,965
     MATTELL INC                                        159,000                                             2,734,800
     MBNA CORP                                          103,500                                             3,643,200
     MILLER HERMAN INC                                  65,000                                              1,537,900
     PMI GROUP INC                                      42,500                                              2,847,925
     SAFEWAY INC NEW                                    53,400                                              2,229,450
     SCHERING PLOUGH CORP                               67,500                                              2,417,175
     SPX CORP                                           31,050                                              4,250,745
     STANLEY WKS                                        57,000                                              2,654,490
     TJX COS INC NEW                                    73,100                                              2,913,766
     TXU CORP                                           37,000                                              1,744,550
     TYCO INTL LTD NEW                                  63,700                                              3,751,930
     UNITED PARCEL SVC INC CL B                         51,000                                              2,779,500
     VERIZON COMMUNICATIONS                             44,000                                              2,088,240
     VIACOM INC CL B                                    61,485                                              2,714,563
     VIAD CORP                                          122,200                                             2,893,696
     WASHINGTON MUTUAL INC                              37,500                                              1,226,250
     WELLPOINT HEALTH NETWORK INC NEW                   33,600                                              3,926,160

COMPANY STOCK
   * White Mountains Stock Fund                         13,572                                              4,723,056

CORPORATE BONDS
     3M EMPLOYEE STK OWNERSHIP 144A                     5.620% 07/15/2009                                     792,029
     CHASE MANHATTAN CORP SUB NTS                       7.125% 06/15/2009                                   2,114,160
     CONOCO INC SR NTS                                  6.350% 04/15/2009                                   2,024,000
     DAIMLER-BENZ NA MTN #TR00001                       7.375% 09/15/2006                                   1,304,100
     DEERE & CO DEB                                     7.850% 05/15/2010                                   2,162,360
     DOVER CORP NT                                      6.450% 11/15/2005                                   1,042,350
     DU PONT EI DE NEMOURS & CO NT                      6.875% 10/15/2009                                   2,140,480
     ECOLAB INC NT                                      6.875% 02/01/2011                                     490,210
     ELECTRONIC DATA SYS CORP NT                        7.125% 10/15/2009                                   2,113,700
     FEDERAL HOME LN MTG CORP DEBS                      7.800% 09/12/2016                                   1,093,153

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)

                    SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                    (Form 5500, Schedule H. Part IV Line 4i)

     IDENTITY OF ISSUE                             SECURITY DESCRIPTION                                   CURRENT VALUE
     -----------------                             --------------------                                   -------------
     FORD MTR CR CO NTS                            7.200% 06/15/2007                                       $ 1,006,000
     FOSTERS FIN CORP NT 144A                      6.875% 06/15/2011                                         1,030,902
     HANSON PLC FORMERLY HANSON TR                 7.875% 09/27/2010                                         1,079,856
     HARTFORD LIFE INC SR NT                       7.375% 03/01/2031                                         1,030,390
     HARVARD UNIV MASS                             8.125% 04/15/2007                                         1,166,481
     HEINZ H J FIN CO GTD NT 144A                  6.625% 07/15/2011                                         2,055,476
     INTERNATIONAL PAPER CO                        7.500% 05/15/2004                                         1,068,680
     KINDER MORGAN ENERGY SR NT                    7.500% 11/01/2010                                         1,052,152
     MARSH & MCLENNAN COS INC                      7.125% 06/15/2009                                         1,582,515
     MATTEL INC MTN # TR 00019                     7.480% 04/22/2009                                         1,024,628
     NEWELL CO MTN #TR 00032                       5.420% 10/21/2003                                         2,560,800
     PEARSON INC GTD NT 144A                       7.375% 09/15/2006                                         1,065,560
     RAILCAR TR NO 1992-1                          7.750% 06/01/2004                                           267,145
     SARA LEE CORP MTN # TR 00020                  6.275% 02/23/2004                                         1,564,260
     SOUTHWEST AIRLS 01-1 CL A2                    5.496% 11/01/2006                                         1,076,834
     ST PAUL COS INC MTN # TR 00054                6.730% 07/14/2005                                         1,050,770
     STANDARD CR CARD 94-2 CTF CL A                7.250% 04/07/2008                                         2,140,620
     STIEBE PLC NT 144 A                           7.125% 01/15/2007                                           454,480
     TBC INC POOLED EMPLOYEE FUNDS                 DAILY LIQUIDITY FUND                                      8,834,937
     TRIBUNE CO MTN #TR 00043                      5.900% 01/24/2006                                         1,006,090
     VULCAN MATLS CO NT                            6.400% 02/01/2006                                         1,029,360
     WELLPOINT HEALTH NETWORKS NT                  6.375% 06/15/2006                                         1,020,771
     WELLS FARGO BK NA NT                          6.450% 02/01/2011                                         2,043,780

US GOVERNMENT BONDS
     U S TREASURY NOTES                            06.250% 02/15/2003                                        1,044,220
     U S TREASURY NOTES                            06.500% 05/15/2005                                        1,079,060

ONEBEACON INSURANCE GROUP STABLE VALUE FUND - INSURANCE AND INVESTMENT CONTRACTS
**   AIG Life 1050                                 6.21%  4/30/2003                                          4,207,227
**   Allstate Life Insurance GA-6117               5.37%  4/30/2002                                          2,589,707
**   Bayerische Landesbank 97002                   6.47%  2/15/2002                                          1,608,483
**   CDC Capital 362-02                            4.67%  12/2/2003                                          5,018,164
**   CDC Capital 362-03                            5.75%  2/8/2004                                           6,056,324
**   GE Life and Annuity GS-3328                   6.77%  5/15/2004                                          2,343,019
**   John Hancock Mutual 9580                      6.30%  10/15/2002                                         3,884,728
**   John Hancock Mutual GAC-14647                 6.77%  7/15/2004                                          2,343,019
**   JP Morgan Chase Bank JPMBEAC01                6.42%                                                     7,169,468
**   Life of Virginia GS-3216                      5.45%  1/31/2003                                          4,018,653
**   Metropolitan Life 25855                       5.93%  7/15/2005                                          2,089,378
**   Metropolitan Life 25656                       7.13%  5/15/2005                                          4,361,885
**   Morgan Guaranty 97-04                         7.42%  3/31/2002                                          2,070,636

                        ONEBEACON INSURANCE SAVINGS PLAN
                          (formerly CGU Savings Plan)


                    SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                    (Form 5500, Schedule H. Part IV Line 4i)

     IDENTITY OF ISSUE                              SECURITY DESCRIPTION                                  CURRENT VALUE
     -----------------                              --------------------                                  -------------
**   New York Life GA31132                          7.64%  10/15/2004                                      $ 4,475,615
**   New York Life GA31132-002                      6.29%  8/15/2005                                         4,253,732
**   Rabobank GAC 069702                            6.16%  6/30/2002                                         4,009,755
**   Rabobank GAC 069701                            5.96%                                                    3,987,929
**   Rabobank GAC 099601                            5.99%                                                    6,956,564
**   State Street Bank 101049                       6.07%  6/30/2006                                         5,163,626
**   Vanguard Prime Money Market Fund               2.12%                                                    9,725,933

PARTICIPANT LOANS
   * Participant Loans                              5.75% - 11.7%                                           10,429,873

REGISTERED INVESTMENT COMPANIES
     Liberty Select Value Fund                      538,004                                                 11,572,470
   * Vanguard 500 Index Fund                        368,497                                                 39,020,128
   * Vanguard Asset Allocation Fund                 462,314                                                 10,083,070
   * Vanguard Extended Market Index Fund            446,650                                                 10,313,159
   * Vanguard High-Yield Corp Fund                  228,221                                                  1,435,512
   * Vanguard Int'l Growth Fund                     553,161                                                  8,302,948
   * Vanguard LT Corporate Fund                     923,406                                                  8,015,162
   * Vanguard Morgan Growth Fund                    36,315                                                     531,294
   * Vanguard Prime Money Mkt Fund                  21,461,112                                              21,461,241
   * Vanguard Small-Cap Index Fund                  234,560                                                  4,648,978
   * Vanguard ST Corporate Fund                     332,694                                                  3,599,751
   * Vanguard Total Int'l Stock Idx Fund            211,653                                                  1,964,136
   * Vanguard U.S. Growth Fund                      36,484                                                     687,716
   * Vanguard Wellington Fund                       964,414                                                 26,289,934
   * Vanguard Windsor Fund                          2,874,710                                               44,960,459
   * Vanguard Windsor II Fund                       560,478                                                 14,342,623
                                                                                                         -------------
                                                                                                         $ 432,599,804
                                                                                                         =============

*    Denotes party-in-interest.
**  Stated at contract value.
Cost omitted for participant directed investments.